Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into this Registration Statement on Form S-8 of our report dated February 21, 2014, relating to the consolidated financial statements of Mavenir Systems, Inc. and its subsidiaries, which appear in the Mavenir Systems, Inc. Form 10-K filed on February 21, 2014.

/s/ BDO USA, LLP
Dallas, Texas
February 17, 2015